PRINCIPAL FUNDS, INC.
SUB-ADVISORY AGREEMENT


AGREEMENT executed as of July 	, 2015, by and between
PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation
(hereinafter called "the Manager"), and KLS DIVERSIFIED ASSET
MANAGEMENT LP, a Delaware limited partnership (hereinafter called
"the Sub-Advisor").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each series of the Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment
Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for each series of the Fund identified in Appendix A (hereinafter called the "Series"), which the Manager has agreed to provide to the Series, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the "Management Agreement")
with the Fund;

(b)	The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

(c)	The Fund's Articles of Incorporation and By-laws;

(d)	Policies, procedures or instructions adopted or approved by
the Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Series, subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall provide such services with respect to the portion of the assets of the Series allocated to it for management from time to time by the Manager. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized in this Agreement or another writing by the Fund or the Manager to the Sub-Advisor, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-Advisor

		The Sub-Advisor will:

(a)	Provide investment advisory services, including but not
limited to research, advice and supervision for the Series.

(b)	Furnish or present to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as economic conditions require, a recommended investment program for the Fund consistent with the Series' investment objective and policies as agreed by the Sub-Advisor from time to time.

(c)	Implement the approved investment program by placing
orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's Articles of Incorporation and Bylaws, the requirements of the 1940 Act, as each of the same shall be from time to time in effect. In connection therewith, the Sub-Advisor is hereby appointed as the Series' and the Fund's agent and attorney-in-fact for the limited purposes of executing account documentation agreements (including without limitation prime brokerage agreements, International Swaps and Derivatives
Association (ISDA) Master Agreements, Bond Market
Association Master Repurchase and Global Master
Repurchase Agreements), and other contracts and documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Series.

(d)	Advise and assist the officers of the Fund, as reasonably
requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Series.

(e)	Maintain, in connection with the Sub-Advisor's investment
advisory services provided to the Series, its compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission thereunder and the Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section
13(d) of this Agreement. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services it provides to the Series.

(f)	Report to the Board of Directors of the Fund at such times
and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Series are being observed.

(g)	Upon request, provide reasonable assistance in the
determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.

(h)	Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel employed by the Sub-Advisor required for it to execute its duties hereunder, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement. The Sub-Advisor shall not be responsible for any expenses incurred by the Fund or the Series, except as otherwise specifically provided herein.

(i)	Open accounts with Foreign Account Tax Compliance Act
("FATCA") compliant broker-dealers and futures commission merchants ("broker-dealers"), select broker-dealers to effect all transactions for the Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable.
To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Series. The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors providing such information as the number of aggregated trades to which the Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under applicable law or under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(j)	Maintain all accounts, books and records with respect to the
Series as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940 (the "Advisers Act"), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940
Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Series upon request by the Fund or the Manager.

(k)	Observe and comply with Rule 17j-1 under the 1940 Act and
the Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The
Manager acknowledges receipt of a copy of Sub-Advisor's current Code of Ethics. Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of Ethics.

(l)	From time to time as the Manager or the Fund may request,
furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such detail as the Manager or the Fund may reasonably request.
The Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal place of business on reasonable prior notice to review the investments of the Series.

(m)	Provide such information as is customarily provided by a
sub-advisor and may be required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940
Act, the Advisers Act, the Securities Act of 1933, as amended (the "Securities Act"), and any state securities laws, and any rule or regulation thereunder. Such information includes, but is not limited to; the Sub-Advisor's compliance manual and policies and procedures adopted to comply with Rule 206(4)-7 of the Investment Advisers Act;
the Sub-Advisor's most recent annual compliance report or a detailed summary of such report; timely and complete responses to Quarterly Compliance Questionnaires
(including the identification of any material compliance matters and a copy of any material changes to the Sub-Advisor's Rule 206(4)-7 compliance policies and procedures marked to show changes along with a written summary of the purpose of such changes), Annual Proxy
Voting Questionnaires, Annual Best Execution and Soft
Dollar Questionnaire, and other ad-hoc compliance requests the Manager deems necessary. Sub-Advisor agrees to make available for review, deficiency letters issued by the Securities and Exchange Commission and the Sub-Advisor's response to such deficiency letters.
Sub-Advisor will advise Manager of any material changes in Sub-Advisor's ownership within a reasonable time after any such change. Manager acknowledges receipt of Sub-Advisor's Form ADV more than 48 hours prior to the execution of this Agreement.

(n)	Cooperate with the Manager in its performance of quarterly
and annual tax compliance tests to monitor the Series' compliance with Subchapter M of the Code and Section
817(h) of the Code. If it is determined by the Manager or its tax advisors that the Series is not in compliance with the requirements noted above, the Sub-Advisor, in consultation with the Manager and its tax advisors, will take prompt action to bring the Series back into compliance (to the extent possible) within the time permitted under the Code.

(o)	Have the responsibility and authority to vote proxies solicited by, or with respect to, the issuers of securities held in the Series in accordance with the Sub-Advisor's proxy voting policy as most recently provided to the Manager. The
Manager shall cause to be forwarded to Sub-Advisor all proxy solicitation materials that it receives and shall assist
Sub-Advisor in its efforts to conduct the proxy voting process.

    3.	Prohibited Conduct

In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets. The Manager agrees to provide a list of any such investment advisory firms, such list to be promptly updated by the Manager upon any changes thereto.

    4.	Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Fund, the Manager shall pay the compensation specified in Appendix A to this Agreement.

    5.	Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. In no event will the Sub-Advisor have any responsibility for any series of the Fund other than the Series, for any portion of the Series not managed by the Sub-Advisor or for the acts or omissions of any other sub-adviser to the Series.

Notwithstanding anything in this Agreement to the contrary contained herein, the Sub-Advisor shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Manager, the Fund, the Series or to any shareholder resulting from any event beyond the reasonable control of the Sub-Advisor or its agents, including but not limited to, nationalization, expropriation, devaluation, seizure, or similar unusual actions by any governmental authority, de facto or de jure; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or acts of war, terrorism, insurrection or revolution; or acts of God (collectively, "Force Majeure Events"). Upon the occurrence of a Force Majeure
Event, the Sub-Advisor shall endeavor to recommence performance or observance without delay, in a manner consistent with its obligations under the Advisers Act, the 1940 Act and as a fiduciary of the Fund.

	6.	Trade Errors

The Sub-Advisor will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-Advisor will be shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub-Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. For purposes under this Section, Trade Errors are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities for the Series in an unintended amount or price;
or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Registration Statement and/or imposed by applicable law or regulation
(calculated at the Sub-Advisor's portfolio level), unless otherwise agreed to in writing.


    7.	Supplemental Arrangements

Subject to Section 3 hereof, the Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.

    8.	Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

    9.	Duration and Termination of This Agreement

This Agreement shall become effective as of the date of its execution and, unless otherwise terminated, shall continue in effect for a period of two years and thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or Sub-Advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

    10.	Amendment of this Agreement

No amendment of this Agreement shall be effective unless in writing and signed by both parties. No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

11.	Services not Exclusive

The services of the Sub-Advisor to the Manager and the Series are not to be deemed exclusive and the Sub-Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Manager agrees that Sub-Advisor may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Series. Nothing in this Agreement shall be deemed to require Sub-Advisor, its principals, affiliates, agents or employees to purchase or sell for the Series any security which it or they may purchase or sell for its or their own account or for the account of any other client.

    12.	CFTC

The Sub-Advisor acknowledges Manager's representation that the Diversified Real Asset Fund series does not rely on the exclusion from the definition of "commodity pool operator" under Section 4.5 of the General Regulations under the Commodity Exchange Act (the "CEA").

The Sub-Advisor represents that it is a commodity trading adviser duly registered with the Commodity Futures
Trading Commission and is a member in good standing of the National Futures Association (the "NFA") or is relying on an exemption from registration as a commodity trading adviser. As applicable, the Sub-Advisor shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading adviser during the term of this Agreement. Further, the Sub-Advisor agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Sub-Advisor under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading adviser registration or NFA membership, or (iii) the institution of an action or proceeding of which the Sub-Advisor is aware and that would be reasonably likely to lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which the Sub-Advisor is subject and has been advised it is a target.

    13.	General Provisions

(a)	Each party agrees to perform such further acts and execute
such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des
Moines, Iowa 50392-0200, and the address of the Sub-Advisor shall be 452 Fifth Avenue, 22nd Floor, New York
NY 10018.

(c)	The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events, provided such notice is not prohibited by applicable law, regulation or order of a government agency or regulator with appropriate jurisdiction. Any notification will be considered prompt if it is given in a manner consistent with the Sub-Advisor's fiduciary and other obligations under the Advisers Act and contemporaneously with any regulatory filing or notice to other affected parties within the time that such filing or notice is required by applicable law:

(1)	the Sub-Advisor fails to be registered as an investment
adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

(2)	the Sub-Advisor is served or otherwise receives notice of
any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

(d)	The Manager shall provide (or cause the Series custodian to
provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e)	The Sub-Advisor represents that it will not enter into any
agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. Sub-advisor further represents that it is contrary to the Sub-advisor's policies to permit those who select brokers or dealers for execution of fund portfolio securities transactions to take into account the broker or dealer's promotion or sale of Fund shares or shares issued by any other registered investment company.

(f)	The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager.

(g)	This Agreement contains the entire understanding
and agreement of the parties.


MANAGER SHOULD ALSO BE AWARE THAT THE SUB-ADVISOR MAY
ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS
CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE
THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO
A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS
WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION.
FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE
UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF
REGULATORY AUTHORITIES OR MARKETS IN NON UNITED STATES
JURISDICTIONS WHERE THE SUB-ADVISOR'S TRANSACTIONS MAY
BE EFFECTED.  BEFORE THE MANAGER TRADES, THE MANAGER
SHOULD INQUIRE ABOUT ANY RULES RELEVANT TO THE
MANAGER'S PARTICULAR CONTEMPLATED TRANSACTIONS AND
ASK THE FIRM WITH WHICH THE MANAGER INTENDS TO TRADE
FOR DETAILS ABOUT THE TYPES OF REDRESS AVAILABLE IN BOTH
MANAGER'S LOCAL AND OTHER RELEVANT JURISDICTIONS.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES
TRADING COMMISSION (THE "COMMISSION") IN CONNECTION WITH
ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE
OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT
BEEN, FILED WITH THE COMMISSION.  THE COMMISSION DOES
NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING
PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF
COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY,
THE COMMODITY FUTURES TRADING COMMISSION HAS NOT
REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS
BROCHURE OR ACCOUNT DOCUMENT.


    IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL MANAGEMENT
CORPORATION


By /s/ Michael J. Beer

Michael J. Beer,
Executive Vice President
and Chief Operating
Officer


KLS DIVERSIFIED ASSET
MANAGEMENT LP


By /s/ Michael P. Zarrilli
Michael P. Zarrilli,
Chief Operating Officer and
Partner










APPENDIX A


KLS Diversified Asset Management LP ("KLS") shall serve as an investment sub-advisor for the Series identified below. The Manager will pay KLS as full compensation for all services provided under this Agreement, a fee, computed daily and paid monthly, at an annual rate as shown below of the Series' net assets allocated to KLS' management.

In calculating the fee for a series included in the table, assets of any unregistered separate account of Principal Life Insurance Company, any investment company sponsored by Principal Life Insurance Company, and any collective investment trust sponsored by Delaware Charter
Guarantee & Trust Company to which KLS provides investment advisory services and which have the same investment mandate as the series for which the fee is calculated, will be combined with the assets of the series to arrive at net assets.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.




Global Multi-Strategy Fund
Sub-Advisor's Fee as a Percentage of Average Daily Net
Assets
First $250 million                         1.00%
Over $250 million                        0.90%